gary b. wolff, p.c.
  Counselor At Law



                             Exhibit 5.1a and 23.2a





January 27, 2005



United States Securities
 and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Re: ABC Funding, Inc. (hereinafter "ABC") Registration Statement on Form SB-2 Relating to 1,656,000 shares of ABC's
         Common Stock, par value $.001per share

Gentlemen:

I have been requested by ABC, a Nevada corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned registration statement (the "Registration Statement") covering 1,656,000 shares which will be offered by the Selling Shareholder(s) of ABC.

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of ABC, each as amended to date, copies of the records of corporate proceedings of ABC, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares referred to above (as well as all shares issued to date) are legally issued, fully paid and non-assessable.

This opinion opines upon Nevada law, including the statutory provisions as well as all applicable provisions of the Nevada constitution and reported decisions interpreting the laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the prospectus included in the registration statement.

Very truly yours,

/s/ Gary B. Wolff
--------------------------
Gary B. Wolf